Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2019 First Quarter Results

BATON ROUGE, LA (April 24, 2019) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2019. The Company reported net income of $3.9 million, or $0.40 per diluted common share, for the first quarter of 2019, compared to $3.3 million, or $0.34 per diluted common share, for the quarter ended December 31, 2018, and $2.4 million, or $0.25 per diluted common share, for the quarter ended March 31, 2018.

On a non-GAAP basis, core earnings per diluted common share for the first quarter were $0.46 compared to $0.45 for the fourth quarter of 2018 and $0.40 for the quarter ended March 31, 2018. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense, changes in the fair value of equity securities, and discrete tax items (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).

The Company’s balance sheet and statement of income as of and for the three months ended March 31, 2019 include the impact of the Company’s acquisition of Mainland Bank (“Mainland”), which was completed on March 1, 2019. As of the acquisition date, Mainland had approximately $127.1 million in total assets, including $82.4 million in loans, and approximately $107.6 million in deposits. The assets acquired and liabilities assumed have been recorded at fair value in the Company’s consolidated balance sheet and are subject to change pending finalization of all valuations.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“I am pleased to announce another successful quarter for Investar with favorable earnings, a steady net interest margin, and solid asset quality. On March 1, 2019, we completed our acquisition of Mainland Bank. Following the acquisition, our operating teams successfully completed the operational conversion of Mainland Bank while continuing to provide outstanding service to our customers. Despite the acquisition-related costs we recognized during the quarter, our results reflect the positive effect of the acquisition on our balance sheet and income statement. We look forward to realizing the additional benefits of the acquisition going into the next quarter.
We continue to focus on long-term shareholder value and repurchased 143,774 shares of our common stock at an average price of $23.38 during the quarter. We also continue to focus on quality loans and deposits and improving our return on assets and efficiency ratios, which will assist in delivering on our commitment of growing the franchise and increasing shareholder value.”
First Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended March 31, 2019 totaled $22.0 million, an increase of $1.2 million, or 5.8%, compared to the quarter ended December 31, 2018, and an increase of $3.7 million, or 20.3%, compared to the quarter ended March 31, 2018.

•
Total loans increased $94.1 million, or 6.7%, to $1.49 billion at March 31, 2019, compared to $1.40 billion at December 31, 2018, and increased $222.0 million, or 17.4% compared to $1.27 billion at March 31, 2018. Excluding the loans acquired in the Mainland Bank acquisition, or $81.1 million at March 31, 2019, total loans increased $13.0 million, or 0.9%, compared to December 31, 2018, and increased $140.9 million, or 11.1%, compared to March 31, 2018.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $562.6 million at March 31, 2019, an increase of $53.5 million, or 10.5%, compared to the business lending portfolio of $509.1 million at December 31, 2018, and an increase of $152.4 million, or 37.2%, compared to the business lending portfolio of $410.2 million at March 31, 2018.

•	Credit quality remains strong with nonperforming loans of 0.40% of total loans at March 31, 2019 compared to 0.42% and 0.44% at December 31, 2018 and March 31, 2018, respectively.

•
Total deposits increased $171.1 million, or 12.6%, to $1.53 billion at March 31, 2019, compared to $1.36 billion at December 31, 2018, and increased $306.1 million, or 25.0%, compared to $1.23 billion at March 31, 2018. The Company acquired approximately $107.6 million in deposits from Mainland at the time of acquisition on March 1, 2019, and the remaining increase is due to organic growth.

•	Net interest margin remained steady at 3.53% for both of the quarters ended March 31, 2019 and December 31, 2018.

•
The Company repurchased 143,774 shares of its common stock through its stock repurchase program at an average price of $23.38 during the quarter ended March 31, 2019, leaving 242,466 shares authorized for repurchase under its current stock repurchase plan.

•
On March 1, 2019, the Company completed the acquisition of Mainland Bank in Texas City, Texas. The conversion of branch and operating systems was also completed in March. Total consideration for the acquisition was approximately $18.6 million in the form of 763,849 shares of the Company’s common stock.

Loans
Total loans were $1.49 billion at March 31, 2019, an increase of $94.1 million, or 6.7%, compared to December 31, 2018, and an increase of $222.0 million, or 17.4%, compared to March 31, 2018. Excluding the loans acquired in the Mainland Bank acquisition, or $81.1 million at March 31, 2019, total loans increased $13.0 million, or 0.9%, compared to December 31, 2018, and increased $140.9 million, or 11.1%, compared to March 31, 2018. We experienced the majority of our loan growth in the commercial real estate and commercial and industrial portfolios for the quarter ended March 31, 2019 as we remain focused on relationship banking and growing our commercial loan portfolio.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2019	12/31/2018	3/31/2018	$	%	$	%	3/31/2019	3/31/2018
Mortgage loans on real estate
Construction and development	$171,483	$157,946	$162,337	$13,537	8.6%	$9,146	5.6%	11.5%	12.8%
1-4 Family	299,061	287,137	277,978	11,924	4.2	21,083	7.6	20.0	21.8
Multifamily	57,487	50,501	54,504	6,986	13.8	2,983	5.5	3.9	4.3
Farmland	24,457	21,356	20,725	3,101	14.5	3,732	18.0	1.6	1.6
Commercial real estate
Owner-occupied	307,108	298,222	274,216	8,886	3.0	32,892	12.0	20.5	21.5
Nonowner-occupied	339,637	328,782	279,939	10,855	3.3	59,698	21.3	22.7	22.0
Commercial and industrial	255,476	210,924	135,965	44,552	21.1	119,511	87.9	17.1	10.7
Consumer	40,210	45,957	67,286	(5,747)	(12.5)	(27,076)	(40.2)	2.7	5.3
Total loans	$1,494,919	$1,400,825	$1,272,950	$94,094	6.7%	$221,969	17.4%	100%	100%
At March 31, 2019, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $562.6 million, an increase of $53.5 million, or 10.5%, compared to the business lending portfolio of $509.1 million at December 31, 2018, and an increase of $152.4 million, or 37.2%, compared to the business lending portfolio of $410.2 million at March 31, 2018. The increase in the business lending portfolio compared to December 31, 2018 is mainly attributable to the acquisition of Mainland, which included $53.3 million in owner-occupied commercial real estate and commercial and industrial loans. The increase in the business lending portfolio compared to March 31, 2018 is mainly attributable to growth in commercial and industrial loans primarily resulting from increased production of our Commercial and Industrial Division.
Consumer loans, including indirect auto loans of $25.9 million, totaled $40.2 million at March 31, 2019, a decrease of $5.7 million, or 12.5%, compared to $46.0 million, including indirect auto loans of $30.8 million, at December 31, 2018, and a decrease of $27.1 million, or 40.2%, compared to $67.3 million, including indirect auto loans of $48.8 million, at March 31, 2018. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $6.0 million, or 0.40% of total loans, at March 31, 2019, an increase of $0.1 million compared to $5.9 million, or 0.42% of total loans, at December 31, 2018, and an increase of $0.5 million compared to $5.5 million, or 0.44% of total loans, at March 31, 2018.
The allowance for loan losses was $9.6 million, or 159.93% and 0.64% of nonperforming loans and total loans, respectively, at March 31, 2019, compared to $9.5 million, or 158.94% and 0.67%, respectively, at December 31, 2018, and $8.1 million, or 146.78% and 0.64%, respectively, at March 31, 2018.

The provision for loan losses was $0.3 million for the quarter ended March 31, 2019 compared to $0.6 million for both of the quarters ended December 31, 2018 and March 31, 2018. The decrease in the provision for loan losses is primarily attributable to lower incremental loan growth, excluding acquired loan balances, in the first quarter of 2019 compared to the quarters ended December 31, 2018 and March 31, 2018 as credit quality and other factors impacting our allowance and related provision were relatively unchanged period over period.
Deposits
Total deposits at March 31, 2019 were $1.53 billion, an increase of $171.1 million, or 12.6%, compared to December 31, 2018, and an increase of $306.1 million, or 25.0%, compared to March 31, 2018. The Company acquired approximately $107.6 million in deposits from Mainland at the time of acquisition on March 1, 2019, and the remaining increase is due to organic growth.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2019	12/31/2018	3/31/2018	$	%	$	%	3/31/2019	3/31/2018
Noninterest-bearing demand deposits	$285,811	$217,457	$221,855	$68,354	31.4%	$63,956	28.8%	18.6%	18.1%
Interest-bearing demand deposits	333,434	295,212	228,269	38,222	12.9	105,165	46.1	21.8	18.6
Money market deposit accounts	188,373	179,340	145,627	9,033	5.0	42,746	29.4	12.3	11.9
Savings accounts	114,631	104,146	124,589	10,485	10.1	(9,958)	(8.0)	7.5	10.1
Time deposits	610,544	565,576	506,332	44,968	8.0	104,212	20.6	39.8	41.3
Total deposits	$1,532,793	$1,361,731	$1,226,672	$171,062	12.6%	$306,121	25.0%	100.0%	100.0%
Noninterest-bearing demand deposits increased $68.4 million, or 31.4%, compared to December 31, 2018 and $64.0 million, or 28.8%, compared to March 31, 2018. While much of this growth is attributable to the acquisition of Mainland, noninterest-bearing deposits grew organically by approximately $12.8 million, or 5.9% compared to December 31, 2018. Excluding total deposits from our Texas branches acquired in the Mainland acquisition, or $115.5 million, at March 31, 2019, total deposits increased $55.6 million, or 4.1%, compared to December 31, 2018 and $190.6 million, or 15.5%, compared to March 31, 2018, as we continue to focus on relationship banking and growing our commercial relationships.
Interest-bearing demand deposits and time deposits increased $105.2 million and $104.2 million, respectively, compared to March 31, 2018. These increases are mainly attributable to the increased rates offered for our interest-bearing demand deposits and time deposits to remain competitive in our market in a rising interest rate environment.
Net Interest Income
Net interest income for the first quarter of 2019 totaled $15.2 million, an increase of $0.3 million, or 2.4%, compared to the fourth quarter of 2018, and an increase of $1.3 million, or 9.4%, compared to the first quarter of 2018. Included in net interest income for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018 is $0.4 million, $0.3 million and $0.7 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarter ended December 31, 2018 is an interest recovery of $0.1 million on an acquired loan.
The increase in net interest income in the first quarter of 2019 compared to the same quarter last year was primarily driven by growth in loan and securities balances and the yields earned on those balances, partially offset by an increase in interest expense as we funded the increase in interest-earning assets with increased deposits and borrowings. Interest income for the first quarter of 2019 increased $3.5 million, with $2.5 million and $1.0 million due to increases in the volume and yield, respectively, of interest-earning assets. This increase in interest income was partially offset by an increase in interest expense of $2.2 million, with $0.4 million and $1.8 million due to increases in the volume and cost, respectively, of interest-bearing liabilities compared to the first quarter of 2018.
The Company’s net interest margin was 3.53% for both of the quarters ended March 31, 2019 and December 31, 2018, compared to 3.70% for the quarter ended March 31, 2018. The yield on interest-earning assets was 4.81% for the quarter ended March 31, 2019 compared to 4.75% for the quarter ended December 31, 2018 and 4.59% for the quarter ended March 31, 2018. The decrease in net interest margin for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018 was driven by an increase in the cost of funds required to fund the increase in assets.

Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as a $0.1 million interest recovery in the quarter ended December 31, 2018, net interest margin was 3.43% for both of the quarters ended March 31, 2019 and December 31, 2018 compared to 3.52% for the quarter ended March 31, 2018, while the yield on interest-earning assets was 4.72% for the quarter ended March 31, 2019 compared to 4.65% and 4.41% for the quarters ended December 31, 2018 and March 31, 2018, respectively.
The cost of deposits increased 9 basis points to 1.41% for the quarter ended March 31, 2019 compared to 1.32% for the quarter ended December 31, 2018, and increased 50 basis points compared to 0.91% for the quarter ended March 31, 2018. The increase in the cost of deposits compared to the quarters ended December 31, 2018 and March 31, 2018 reflects the increased rates offered for our interest-bearing demand deposits and time deposits to remain competitive in our market in a rising interest rate environment and attract new deposits. The overall costs of funds for the quarter ended March 31, 2019 increased 9 and 49 basis points to 1.59% compared to 1.50% and 1.10% for the quarters ended December 31, 2018 and March 31, 2018, respectively. The increase in the cost of funds at March 31, 2019 compared to December 31, 2018 and March 31, 2018 is mainly a result of an increase in the cost of deposits but is also driven by the increased cost of borrowed funds used to finance loan and investment activity.
Noninterest Income
Noninterest income for the first quarter of 2019 totaled $1.3 million, an increase of $0.4 million, or 53.2%, compared to the fourth quarter of 2018, and an increase of $0.2 million, or 19.5%, compared to the first quarter of 2018. The increase in noninterest income compared to the quarter ended December 31, 2018 is mainly attributable to a $0.5 million increase in the fair value of equity securities.
The increase in noninterest income compared to the first quarter of 2018 is primarily a result of a $0.2 million increase in the fair value of equity securities and a $0.1 million increase in other operating income, partially offset by a $0.1 million decrease in servicing fees and fee income on serviced loans. Other operating income includes, among other things, various operations fees and income recognized on certain equity method investments.
Noninterest Expense
Noninterest expense for the first quarter of 2019 totaled $11.3 million, an increase of $0.4 million, or 3.6%, compared to the fourth quarter of 2018, and an increase of $0.7 million, or 7.0%, compared to the first quarter of 2018.
The increase in noninterest expense compared to the quarter ended December 31, 2018 is mainly attributable to the $0.6 million increase in acquisition expense. This increase and increases in other categories were partially offset by a $0.5 million decrease in other operating expenses. The decrease in other operating expenses was due to a $0.6 million write-down of a property held in other real estate owned that was recorded during the quarter ended December 31, 2018 to reflect the amount of a purchase agreement for the property, which was sold in January 2019.
The increase in noninterest expense compared to the first quarter of 2018 is primarily attributable to increases in depreciation and amortization, salaries and employee benefits, and other operating expenses, partially offset by a decrease in acquisition expense. The increase in depreciation and amortization resulted from various projects including equipment upgrades at acquired branches and the launch of the Company’s first interactive teller machine. The increase in salaries and employee benefits compared to the first quarter of 2018 is mainly attributable to the staffing mix throughout the year, including the addition of our new Commercial and Industrial Division, which includes five new lenders and related support staff hired in the second quarter of 2018, as well as the additional staff from the Mainland acquisition. The increase in other operating expenses compared to the first quarter of 2018 is primarily attributable to increased software expense and debit and credit card activity.
Taxes
The Company recorded income tax expense of $1.0 million for the quarter ended March 31, 2019, which equates to an effective tax rate of 19.6%, an increase from the effective tax rate of 19.5% and a decrease from the effective tax rate of 35.8% for the quarters ended December 31, 2018 and March 31, 2018, respectively. The decrease in the effective tax rate compared to the quarter ended March 31, 2018 is primarily a result of a one-time charge of $0.6 million recorded in the quarter ended March 31, 2018 as a result of the revaluation of the Company’s deferred tax assets and liabilities that was required following the enactment of the Tax Cuts and Jobs Act in December 2017. Management expects the Company’s effective tax rate to approximate 20% in 2019.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.40 for the quarter ended March 31, 2019, an increase of $0.05 and $0.06 compared to basic and diluted earnings per common share of $0.35 and $0.34, respectively, for the quarter ended December 31, 2018 and an increase of $0.15 compared to basic and diluted earnings per common share of $0.25 for the quarter ended March 31, 2018.

About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Bank serves several markets across south Louisiana with 21 branches, and serves the greater Houston market in southeast Texas with three branches. At March 31, 2019, the Company had 280 full-time equivalent employees.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•
our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•
possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana and Texas; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2019	12/31/2018	3/31/2018	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$20,686	$19,927	$17,178	3.8%	20.4%
Total interest expense	5,530	5,120	3,320	8.0	66.6
Net interest income	15,156	14,807	13,858	2.4	9.4
Provision for loan losses	265	593	625	(55.3)	(57.6)
Total noninterest income	1,281	836	1,072	53.2	19.5
Total noninterest expense	11,303	10,906	10,562	3.6	7.0
Income before income taxes	4,869	4,144	3,743	17.5	30.1
Income tax expense	952	807	1,341	18.0	(29.0)
Net income	$3,917	$3,337	$2,402	17.4	63.1

AVERAGE BALANCE SHEET DATA
Total assets	$1,854,191	$1,766,094	$1,629,277	5.0%	13.8%
Total interest-earning assets	1,743,438	1,663,816	1,518,425	4.8	14.8
Total loans	1,436,798	1,381,580	1,261,047	4.0	13.9
Total interest-bearing deposits	1,183,568	1,116,734	1,002,655	6.0	18.0
Total interest-bearing liabilities	1,413,623	1,350,743	1,228,942	4.7	15.0
Total deposits	1,422,632	1,342,145	1,219,482	6.0	16.7
Total stockholders’ equity	189,822	180,682	173,467	5.1	9.4

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.40	$0.35	$0.25	14.3%	60.0%
Diluted earnings per common share	0.40	0.34	0.25	17.6	60.0
Core Earnings(1):
Core basic earnings per common share(1)	0.47	0.46	0.40	2.2	17.5
Core diluted earnings per common share(1)	0.46	0.45	0.40	2.2	15.0
Book value per common share	20.04	19.22	18.22	4.3	10.0
Tangible book value per common share(1)	17.36	17.13	16.11	1.3	7.8
Common shares outstanding	10,129,993	9,484,219	9,517,328	6.8	6.4
Weighted average common shares outstanding - basic	9,675,381	9,519,470	9,513,332	1.6	1.7
Weighted average common shares outstanding - diluted	9,770,752	9,623,636	9,609,603	1.5	1.7

PERFORMANCE RATIOS
Return on average assets	0.86%	0.75%	0.60%	14.7%	43.3%
Core return on average assets(1)	0.98	0.98	0.95	—	3.2
Return on average equity	8.37	7.33	5.62	14.2	48.9
Core return on average equity(1)	9.62	9.55	8.90	0.7	8.1
Net interest margin	3.53	3.53	3.70	—	(4.6)
Net interest income to average assets	3.31	3.33	3.45	(0.6)	(4.1)
Noninterest expense to average assets	2.47	2.45	2.63	0.8	(6.1)
Efficiency ratio(2)	68.76	69.72	70.74	(1.4)	(2.8)
Core efficiency ratio(1)	63.96	62.52	63.73	2.3	0.4
Dividend payout ratio	13.13	14.47	13.86	(9.3)	(5.3)
Net charge-offs to average loans	0.01	0.01	0.03	—	(66.7)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2019	12/31/2018	3/31/2018	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.40%	0.54%	0.60%	(25.9)%	(33.3)%
Nonperforming loans to total loans	0.40	0.42	0.44	(4.8)	(9.1)
Allowance for loan losses to total loans	0.64	0.67	0.64	(4.5)	—
Allowance for loan losses to nonperforming loans	159.93	158.94	146.78	0.6	9.0

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.35%	10.20%	10.55%	1.5%	(1.9)%
Tangible equity to tangible assets(1)	9.09	9.20	9.44	(1.2)	(3.7)
Tier 1 leverage ratio	10.03	9.81	10.11	2.2	(0.8)
Common equity tier 1 capital ratio(2)	11.07	11.15	11.67	(0.7)	(5.1)
Tier 1 capital ratio(2)	11.48	11.59	12.16	(0.9)	(5.6)
Total capital ratio(2)	13.23	13.46	14.12	(1.7)	(6.3)
Investar Bank:
Tier 1 leverage ratio	10.92	10.72	11.06	1.9	(1.3)
Common equity tier 1 capital ratio(2)	12.48	12.67	13.31	(1.5)	(6.2)
Tier 1 capital ratio(2)	12.48	12.67	13.31	(1.5)	(6.2)
Total capital ratio(2)	13.09	13.31	13.92	(1.7)	(6.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2019.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
ASSETS
Cash and due from banks	$22,535	$15,922	$13,409
Interest-bearing balances due from other banks	47,506	1,212	7,623
Federal funds sold	2,362	6	70
Cash and cash equivalents	72,403	17,140	21,102

Available for sale securities at fair value (amortized cost of $265,981, $253,504, and $236,225, respectively)	264,257	248,981	231,448
Held to maturity securities at amortized cost (estimated fair value of $15,816, $15,805, and $17,479, respectively)	15,816	16,066	17,727
Loans, net of allowance for loan losses of $9,642, $9,454, and $8,130, respectively	1,485,277	1,391,371	1,264,820
Other equity securities	14,392	13,562	11,573
Bank premises and equipment, net of accumulated depreciation of $10,513, $9,898, and $8,300, respectively	45,717	40,229	38,091
Other real estate owned, net	1,748	3,611	4,266
Accrued interest receivable	6,377	5,553	4,707
Deferred tax asset	38	1,145	1,496
Goodwill and other intangible assets, net	27,143	19,787	20,141
Bank-owned life insurance	24,011	23,859	23,382
Other assets	4,715	5,165	5,435
Total assets	$1,961,894	$1,786,469	$1,644,188

LIABILITIES
Deposits
Noninterest-bearing	$285,811	$217,457	$221,855
Interest-bearing	1,246,982	1,144,274	1,004,817
Total deposits	1,532,793	1,361,731	1,226,672
Advances from Federal Home Loan Bank	185,093	206,490	187,066
Repurchase agreements	2,218	1,999	21,053
Subordinated debt	18,227	18,215	18,180
Junior subordinated debt	5,858	5,845	5,806
Accrued taxes and other liabilities	14,691	9,927	11,981
Total liabilities	1,758,880	1,604,207	1,470,758

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,129,993, 9,484,219, and 9,517,328 shares outstanding, respectively	10,130	9,484	9,517
Surplus	144,813	130,133	131,179
Retained earnings	49,104	45,721	35,829
Accumulated other comprehensive loss	(1,033)	(3,076)	(3,095)
Total stockholders’ equity	203,014	182,262	173,430
Total liabilities and stockholders’ equity	$1,961,894	$1,786,469	$1,644,188

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
INTEREST INCOME
Interest and fees on loans	$18,544	$17,996	$15,626
Interest on investment securities	1,926	1,795	1,459
Other interest income	216	136	93
Total interest income	20,686	19,927	17,178

INTEREST EXPENSE
Interest on deposits	4,106	3,721	2,253
Interest on borrowings	1,424	1,399	1,067
Total interest expense	5,530	5,120	3,320
Net interest income	15,156	14,807	13,858

Provision for loan losses	265	593	625
Net interest income after provision for loan losses	14,891	14,214	13,233

NONINTEREST INCOME
Service charges on deposit accounts	400	399	359
Gain (loss) on sale of investment securities, net	2	(23)	—
Gain on sale of fixed assets, net	—	—	90
Gain (loss) on sale of other real estate owned, net	5	(20)	—
Servicing fees and fee income on serviced loans	180	190	288
Interchange fees	240	247	191
Income from bank owned life insurance	152	157	151
Change in the fair value of equity securities	172	(306)	—
Other operating income (loss)	130	192	(7)
Total noninterest income	1,281	836	1,072
Income before noninterest expense	16,172	15,050	14,305

NONINTEREST EXPENSE
Depreciation and amortization	764	682	598
Salaries and employee benefits	6,415	6,280	6,048
Occupancy	414	326	380
Data processing	536	490	542
Marketing	51	84	38
Professional fees	305	287	255
Acquisition expenses	905	341	1,104
Other operating expenses	1,913	2,416	1,597
Total noninterest expense	11,303	10,906	10,562
Income before income tax expense	4,869	4,144	3,743
Income tax expense	952	807	1,341
Net income	$3,917	$3,337	$2,402

EARNINGS PER SHARE
Basic earnings per common share	$0.40	$0.35	$0.25
Diluted earnings per common share	$0.40	$0.34	$0.25
Cash dividends declared per common share	$0.05	$0.05	$0.04

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,436,798	$18,544	5.23%	$1,381,580	$17,996	5.17%	$1,261,047	$15,626	5.03%
Securities:
Taxable	243,065	1,729	2.88	230,170	1,592	2.74	206,722	1,253	2.46
Tax-exempt	32,325	197	2.47	33,913	203	2.37	34,688	206	2.41
Interest-bearing balances with banks	31,250	216	2.80	18,153	136	2.97	15,968	93	2.37
Total interest-earning assets	1,743,438	20,686	4.81	1,663,816	19,927	4.75	1,518,425	17,178	4.59
Cash and due from banks	20,150			18,252			25,526
Intangible assets	22,301			19,835			19,881
Other assets	77,867			73,415			73,438
Allowance for loan losses	(9,565)			(9,224)			(7,993)
Total assets	$1,854,191			$1,766,094			$1,629,277

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$504,123	$1,353	1.09	$448,110	$1,162	1.03	$360,903	$580	0.65
Savings deposits	104,503	119	0.46	106,492	151	0.56	120,861	137	0.46
Time deposits	574,942	2,634	1.86	562,132	2,408	1.70	520,891	1,536	1.20
Total interest-bearing deposits	1,183,568	4,106	1.41	1,116,734	3,721	1.32	1,002,655	2,253	0.91
Short-term borrowings	135,894	733	2.19	138,443	699	2.00	143,646	507	1.43
Long-term debt	94,161	691	2.98	95,566	700	2.91	82,641	560	2.75
Total interest-bearing liabilities	1,413,623	5,530	1.59	1,350,743	5,120	1.50	1,228,942	3,320	1.10
Noninterest-bearing deposits	239,064			225,411			216,827
Other liabilities	11,682			9,258			10,041
Stockholders’ equity	189,822			180,682			173,467
Total liability and stockholders’ equity	$1,854,191			$1,766,094			$1,629,277
Net interest income/net interest margin		$15,156	3.53%		$14,807	3.53%		$13,858	3.70%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
Tangible common equity
Total stockholders’ equity	$203,014	$182,262	$173,430
Adjustments:
Goodwill	22,489	17,424	17,424
Core deposit intangible	4,554	2,263	2,617
Trademark intangible	100	100	100
Tangible common equity	$175,871	$162,475	$153,289
Tangible assets
Total assets	$1,961,894	$1,786,469	$1,644,188
Adjustments:
Goodwill	22,489	17,424	17,424
Core deposit intangible	4,554	2,263	2,617
Trademark intangible	100	100	100
Tangible assets	$1,934,751	$1,766,682	$1,624,047

Common shares outstanding	10,129,993	9,484,219	9,517,328
Tangible equity to tangible assets	9.09%	9.20%	9.44%
Book value per common share	$20.04	$19.22	$18.22
Tangible book value per common share	17.36	17.13	16.11

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		3/31/2019	12/31/2018	3/31/2018
Net interest income	(a)	$15,156	$14,807	$13,858
Provision for loan losses		265	593	625
Net interest income after provision for loan losses		14,891	14,214	13,233

Noninterest income	(b)	1,281	836	1,072
(Gain) loss on sale of investment securities, net		(2)	23	—
(Gain) loss on sale of other real estate owned, net		(5)	20	—
Gain on sale of fixed assets, net		—	—	(90)
Change in the fair value of equity securities		(172)	306	—
Core noninterest income	(d)	1,102	1,185	982

Core earnings before noninterest expense		15,993	15,399	14,215

Total noninterest expense	(c)	11,303	10,906	10,562
Acquisition expense		(905)	(341)	(1,104)
Write down of other real estate owned		—	(567)	—
Core noninterest expense	(f)	10,398	9,998	9,458

Core earnings before income tax expense		5,595	5,401	4,757
Core income tax expense(1)		1,094	1,053	950
Core earnings		$4,501	$4,348	$3,807

Core basic earnings per common share		0.47	0.46	0.40

Diluted earnings per common share (GAAP)		$0.40	$0.34	$0.25
(Gain) loss on sale of investment securities, net		—	—	—
(Gain) loss on sale of other real estate owned, net		—	—	—
Gain on sale of fixed assets, net		—	—	(0.01)
Change in the fair value of equity securities		(0.01)	0.03	—
Acquisition expense		0.07	0.03	0.09
Write down of other real estate owned		—	0.05	—
One-time charge to income tax expense		—	—	0.07
Core diluted earnings per common share		$0.46	$0.45	$0.40

Efficiency ratio	(c) / (a+b)	68.76%	69.72%	70.74%
Core efficiency ratio	(f) / (a+d)	63.96%	62.52%	63.73%
Core return on average assets(2)		0.98%	0.98%	0.95%
Core return on average equity(2)		9.62%	9.55%	8.90%
Total average assets		$1,854,191	$1,766,094	$1,629,277
Total average stockholders’ equity		189,822	180,682	173,467

(1) Core income tax expense is calculated using the effective tax rates of 19.6% and 19.5% for the quarters ended March 31, 2019 and December 31, 2018, respectively, and an effective rate of 20%, prior to the one-time charge of $0.6 million to tax expense as a result of the Tax Cuts and Jobs Act for the for the quarter ended March 31, 2018.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.